Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 3, 2014 with respect to the statement of revenues and certain expenses of the Fortress Portfolio for the year ended December 31, 2012 which is included in American Realty Capital – Global Trust, Inc.’s Current Report on Form 8-K/A filed on January 3, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

June 17, 2014